Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated July 26, 2019, relating to the financial statements and financial highlights of PNC Government Money Market Fund, PNC Treasury Money Market Fund, PNC Treasury Plus Money Market Fund, PNC Total Return Advantage Fund, and PNC Ultra Short Bond Fund, each a series of PNC Funds, for the year ended May 31, 2019, and to the references to us under the headings "Financial Highlights" in  the  Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

August 7, 2019